Exhibit 99.1

                                                                                                                                      NEWS RELEASE

RAMBUS REPORTS RECORD FIRST QUARTER REVENUE AND EARNINGS

Revenue of $161.9 million and diluted net income per share of $1.28 for the first quarter

LOS ALTOS, Calif. – April 22, 2010 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the first quarter of 2010.

Revenue for the first quarter of 2010 was $161.9 million, up 425% sequentially from the fourth quarter of 2009 and up 492% from the quarter a year ago, primarily due to the agreements signed with Samsung during the first quarter of 2010.

“The Samsung agreement was a transformational event driving record revenues this quarter,” said Harold Hughes, president and chief executive officer at Rambus.  “This agreement, along with the AMD license renewal, reflects a recognition of the ongoing value of our portfolio of patented innovations and demonstrates the momentum of our licensing efforts.”

Samsung is expected to make payments to the Company totaling approximately $900.0 million over a five-year period in connection with the settlement agreements, which include the purchase of 9.6 million shares of Rambus common stock for $200.0 million.  In the first quarter of 2010, the Company received cash consideration of $425.0 million from Samsung, recognized as follows:
  Revenue of $137.1 million
  Gain from settlement of  $95.9 million
  Contingently redeemable common stock and stockholders’ equity of $192.0 million related to the 9.6 million of common stock issued to Samsung
The remaining $475.0 million is expected to be paid in successive quarterly payments of approximately $25.0 million (subject to adjustments per the terms of the license agreement), concluding in the last quarter of 2014.

Revenue and cash receipts resulting from the Samsung agreement for the first quarter of 2010 and future periods are expected to be recognized as follows (in millions):

	Q1 2010	Remainder of 2010	2011	2012	2013	2014

Revenue	$137.1	$44.1	$93.8	$100.0	$100.0	$100.0
Gain from settlement	95.9	30.9	6.2	—	—	—
Purchase of common stock	192.0	—	—	—	—	—
Total	$425.0	$75.0	$100.0	$100.0	$100.0	$100.0

A comparison of the current quarter with the previous quarter and the prior year period is set out below:

Three Quarter Comparison Condensed Consolidated Statements of Operations (in millions)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Revenue:
Royalties	$160.6	$30.2	$26.1
Contract revenue	1.3	0.6	1.2
Total revenue	161.9	30.8	27.3
Costs and expenses:
Cost of revenue	1.9	1.4	2.2
Research and development	21.7	17.0	17.8
Marketing, general and administrative	31.5	28.6	37.1
Costs (recoveries) of restatement and related legal activities	0.5	0.5	(13.6)
Gain from settlement	(95.9)	—	—
Total costs and expenses (recoveries)	(40.3)	47.5	43.5
Operating income (loss)	202.2	(16.7)	(16.2)
Interest and other income, net	0.4	0.6	1.4
Interest expense	(6.0)	(7.8)	(2.6)
Interest and other income (expense), net	(5.6)	(7.2)	(1.2)
Income (loss) before income taxes	196.6	(23.9)	(17.4)
Provision for (benefit from) income taxes	45.7	(0.6)	—
Net income (loss)	$150.9	$(23.3)	$(17.4)

Total costs and expenses (recoveries) for the first quarter of 2010 were a recovery of $40.3 million, which included $95.9 million gain related to the Samsung settlement, $7.8 million of stock-based compensation expenses and $0.5 million for previous stock-based compensation restatement and related legal expenses.  This is compared to total costs and expenses of $47.5 million for the fourth quarter of 2009, which included $7.6 million of stock-based compensation expenses and $0.5 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the first quarter were $7.0 million, a decrease of $3.6 million from the fourth quarter of 2009.

Total costs and expenses in the first quarter of last year were $43.5 million, which included $8.4 million of stock-based compensation expenses and a net recovery of $13.6 million of previous stock-based compensation restatement and related legal expenses as a result of reimbursements from insurance carriers and settlement payments from former executives.  General litigation expenses in the first quarter of 2010 decreased $11.0 million from the first quarter of 2009.

Interest and other expense, net, for the first quarter of 2010 was $5.6 million as compared to $7.2 million in the fourth quarter of 2009 and $1.2 million in the first quarter of 2009.

During the quarter ended March 31, 2010, the Company paid withholding taxes of $42.6 million to the Korean tax authorities. The Company recorded a provision for income taxes of $45.7 million for the first quarter of 2010, which is primarily comprised of the Korean taxes and alternative minimum taxes.  As the Company continues to maintain a valuation allowance against its U.S. deferred tax assets, the Company’s tax provision is based on its anticipated cash tax payments related to the quarter.  By comparison, the Company recorded a tax benefit of $0.6 million for the quarter ended December 31, 2009 and a tax benefit of $7 thousand for the quarter ended March 31, 2009.

Net income for the first quarter of 2010 was $150.9 million as compared to a net loss of $23.3 million in the fourth quarter of 2009 and a net loss of $17.4 million in the first quarter of 2009. Diluted net income per share for the first quarter of 2010 was $1.28 as compared to a net loss per share of $0.22 in the fourth quarter of 2009 and a net loss per share of $0.17 for the first quarter of 2009.

Cash, cash equivalents, and marketable securities as of March 31, 2010 were $668.7 million, up approximately $208.5 million from December 31, 2009.  During the first quarter of 2010, the Company received approximately $382.4 million related to the Samsung settlement agreement net of withholding taxes, offset by cash used to settle the $137.0 million in face value of the Zero Coupon Convertible Senior Notes due 2010 and to repurchase common stock with an aggregate value of $26.5 million.

The conference call discussing 2010 first quarter results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today.  A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 68105210.

About Rambus Inc.
Rambus is one of the world’s premier technology licensing companies. Founded in 1990, the Company specializes in the invention and design of architectures focused on enhancing the end-user experience of computing, communications and consumer electronics applications. Additional information is available at www.rambus.com.

Forward-Looking Statements
This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the receipt by Rambus of expected payments under its license agreement with Samsung and related matters. The expected payments are subject to various adjustments under the license agreement and subject to general business and commercial risks. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by Rambus’ management. Actual results may differ materially. Rambus’ business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. Rambus undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

RMBSFN

Contacts:

Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$400,921	$289,073
Marketable securities	267,752	171,120
Accounts receivable	470	949
Prepaids and other current assets	8,662	8,700
Deferred taxes	587	129
Total current assets	678,392	469,971
Restricted cash	661	639
Deferred taxes, long-term	1,604	2,034
Intangible assets, net	22,105	21,660
Property and equipment, net	37,972	38,966
Goodwill	15,554	15,554
Other assets	6,579	7,045
Total assets	$762,867	$555,869

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,417	$8,972
Accrued salaries and benefits	14,136	6,435
Accrued litigation expenses	4,555	5,147
Non-cash obligation for construction in progress	25,900	25,100
Other accrued liabilities	10,699	4,506
Convertible notes	—	136,032
Total current liabilities	63,707	186,192
Long-term liabilities:
Convertible notes	114,757	112,012
Other long-term liabilities	2,725	2,338
Total long-term liabilities	117,482	114,350
Contingently redeemable common stock	113,500	—
Total stockholders’ equity	468,178	255,327
Total liabilities and stockholders’ equity	$762,867	$555,869

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
Royalties	$160,542	$26,169
Contract revenue	1,322	1,165
Total revenue	161,864	27,334
Costs and expenses:
Cost of revenue (1)	1,854	2,183
Research and development (1)	21,691	17,837
Marketing, general and administrative (1)	31,527	37,156
Costs (recoveries) of restatement and related legal activities	526	(13,639)
Gain from settlement	(95,900)	—
Total costs and expenses (recoveries)	(40,302)	43,537
Operating income (loss)	202,166	(16,203)
Interest and other income, net	425	1,440
Interest expense	(6,016)	(2,670)
Interest and other income (expense), net	(5,591)	(1,230)
Income (loss) before income taxes	196,575	(17,433)
Provision for (benefit from) income taxes	45,676	(7)
Net income (loss)	$150,899	$(17,426)
Net income (loss) per share:
Basic	$1.33	$(0.17)
Diluted	$1.28	$(0.17)

Weighted average shares used in per share calculation
Basic	113,132	104,376
Diluted	117,463	104,376

___________
(1) Total stock-based compensation expense for the three month periods ended March 31, 2010 and March 31, 2009 are presented as follows:

	Three Months Ended March 31,
	2010	2009
Cost of revenue	$100	$390
Research and development	$2,569	$2,740
Marketing, general and administrative	$5,165	$5,289